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Exhibit 10.23

        [COMPANY LETTERHEAD]

August 13, 2003

Janet Nibel
[ADDRESS]
[CITY, STATE ZIP]

Dear Jan:

        This letter, upon your signature, will constitute the agreement between you and Sangamo BioSciences, Inc. ("Sangamo" or the "Company"), on the terms of your separation from employment with the Company. It is understood that both parties want to preclude any dispute between them arising from your employment, your separation, or any other matter involving the Company.

        1.     It is understood and agreed that:

    a.
    August 15, 2003, will be your last day of employment with the Company ("Effective Termination Date").

    b.
    You have received all salary and PTO pay owed to you.

    c.
    You have returned any and all Company proprietary information and equipment in your possession.

        2.     In order to assist you in making this transition, and in consideration of your acceptance of this Agreement by your signing and returning this Agreement within the stated time period, the Company will provide the following, which it is not otherwise required to do:

    a.
    The Company will provide you, at your normal salary payment dates for the period beginning 10 days after you have signed and returned this Agreement and ending 90 days hereafter, separation pay calculated at your current salary rate, less customary payroll deductions.

    b.
    You have the right to convert your health insurance benefits to individual coverage for you and your eligible dependents pursuant to COBRA. If you elect COBRA coverage, the Company agrees to reimburse you for premium payments under COBRA through (i) August 15, 2004, (ii) until you and your eligible dependents are provided health insurance from a successor employer or, (iii) you begin full-time employment, whichever comes first. You will still be responsible for any co-payments you would normally pay if you had remained employed.

        3.     You also agree to preserve as confidential and not to use or disclose any Company trade secrets, confidential knowledge, data or other proprietary information relating to technology, customers, products, business plans, financial or organizational information or other subject matter pertaining to any business of the Company or any of its clients, customers, or licensees from this day forward. The Proprietary Information and Inventions Agreement you signed on September 19, 2002 will continue to remain in full force and effect.

        4.     You agree to unconditionally and forever release and discharge the Company, and all of its subsidiaries, related entities, officers, directors, agents and employees, and each of them, of and from any and all debts, claims, liabilities, demands and causes of action of every kind, nature and description, whether known or unknown, including, but not limited to, any claim for salary, stock options, severance, benefits, and any other form of compensation, and any claims under federal, state or local law, including, but not limited to, the Fair Employment and Housing Act, the California Labor Code, the Family Medical Leave Act, the California Family Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and claims for workers' compensation benefits to the fullest extent permitted by law, which you have or may have or could assert against the Company as of the date on which you sign this Agreement, including, but not limited to, any claims arising out of or connected with your employment, the termination of your employment, with the Company, your investment in Sangamo or your ownership of Sangamo stock, excluding only claims you may have for unemployment insurance benefits, state disability compensation, claims for any vested benefits under any Company-sponsored benefit plan, and/or a charge filed with the U.S. Equal Employment Opportunity Commission challenging the validity of the waiver of rights under the ADEA. The release set forth in this section does not extend to any claim for breach of any obligation under this Agreement. This Agreement does not release claims, under ADEA or on any other basis, that arise after the execution of this Agreement.

        5.     It is further understood and agreed that as part of the consideration and inducement for the execution of this Agreement, you specifically waive the provisions of section 1542 of the California Civil Code, and any equivalent law of any state, which reads as follows:

    "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if you by him must have materially affected his settlement with the debtor."

        6.     You acknowledge that no promise, inducement or other agreement not expressly contained in this Agreement has been made conferring any benefit upon you; that this Agreement contains the entire agreement between us with respect to any benefit conferred upon you; and that, with the exception of the Proprietary Information and Inventions Agreement referenced in Paragraph 4 above, all prior agreements, understandings, oral agreements and writings between us are expressly superseded by this Agreement and are of no further force and effect.

        7.     This Agreement is entered into and governed by the laws of the State of California. Any provision determined to be void or illegal for any reason shall be deemed severable, and all other provisions of this Agreement shall remain in full force and effect. In the event of any dispute concerning the interpretation or application of this Agreement, the prevailing party will be entitled to recover its attorneys' fees and costs, in addition to any other relief to which such party may be entitled.

        8.     You will have twenty-one (21) days in which to accept the terms of this Agreement. If you do not accept this Agreement within that time, it will become null and void. Should you have any questions regarding the terms and conditions contained in this Agreement, including the release and waiver provisions, you are advised to consult with your own attorney and tax advisor. Once you have signed the Agreement, you can revoke your acceptance within seven (7) days by so notifying Sangamo in writing by facsimile addressed to Edward Lanphier, Fax No. 510 236 8951. This Agreement will become effective on the eighth day following your signing it.

        10.   To accept this Agreement, please sign and date it and return it to me.

Sincerely,
Edward O. Lanphier, II President and Chief Executive Officer

By signing this letter, I acknowledge that I have had twenty-one (21) days to review this Agreement carefully, and to consult with attorneys or advisors of my choice. I understand the terms of this Agreement and the significance of the waivers that I have made, and I am signing this Agreement voluntarily and without coercion.

Date:
Signature

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  Exhibit 10.23